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                                                                 EXHIBIT 10.2

                               SUMMIT PARTNERS
                ONE BOSTON PLACE * BOSTON, MASSACHUSETTS 02108
                     TEL 617-742-5500 * FAX 617-742-6138

                                          October 24, 1995


CONFIDENTIAL

Mr. James C. New
1318 East Meetinghouse Road
Lower Gwynedd, PA  19002

Dear Jim:

On behalf of the Board of Directors of American Laboratory Associates, Inc.
(ALA), it is my pleasure to offer you the position of Chief Executive Officer of the company and a seat on its Board. You will report to the Board of Directors assuming full general management responsibility for the company's operations and will serve at the discretion of the Board in this role.

The Board is delighted to offer you the opportunity to purchase three (3) percent of common stock at a valuation of the company of $15 million. The Board further extends to you the opportunity to borrow up to sixty (60) percent of the purchase price of the stock under terms approximating market rate. Our understanding is that it would be your intent to execute that stock purchase coincident with your employment by the company. Additionally, the Board will execute an option for you on five (5) percent of the company's common stock subject to the terms of the company's option program at a valuation of $12 million for the company. The Board believes, as we know you do, that ALA represents an extraordinary value creation opportunity. Through stock ownership, we all share in that opportunity, and we are delighted that the leadership for ALA's value enhancement will be from you.

Beyond stock ownership, the Board is offering you a significant cash compensation package beginning with a base salary of $16,666 per month. In addition, for calendar 1996, the Board will guarantee you an additional twenty-five (25) percent of your base salary or $50,000 in incentive compensation reflecting its expectation that the company will meet its 1996 budget and in acknowledgment that 1997 will be the first budget developed entirely under your leadership. An additional twenty-five (25) percent of your base, or $50,000, is also available, to be paid according to mutually agreed upon objectives between you and the Board, as well as performance of the company in excess of budget. Should the company's performance prove extraordinary, the Board will consider additional compensation to you. The Board will review your base compensation at year-end 1996, while intending to retain the foregoing bonus structure, less any guarantees.

So far as benefits are concerned, ALA will assume premium costs for the long-term disability and life policies to be rolled over from Novacare up to a maximum of $15,000 per annum. In addition, ALA will assist you in enrolling in a mutually agreed upon health insurance program, which, we assume, will ultimately involve your enrollment in a program otherwise offered to other employees of the company. You will also be eligible to enroll in all the normal benefits programs of the company. We will provide you with additional information on the company's benefits programs by separate cover.
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Mr. James C. New
October 24, 1995
Page Two

In the event that you are separated from the company, other than for disability, death or cause, with cause to be defined to our mutual satisfaction by separate cover, you will receive salary continuation plus benefits for a period of twelve (12) months. Salary and benefits continuation will not apply should you resign from the company, unless that resignation has been requested by the company for reasons other than for cause, in which case a mutually satisfactory severance package, if any, will be negotiated.

Each of us on the Board of Directors could not be happier with the prospect of your joining us as the Chief Executive Officer of ALA. We share a collective sense of the extraordinary opportunity our company has to lead its field and, in so doing, to create extraordinary value for its clients and investors. We welcome you and would ask that you signify your acceptance of the terms of this offer by signing and returning an original copy of this letter to me in the space provided. You may retain the second copy for your records. We will develop a mutually agreeable starting date for you and look forward to a prosperous and successful association with you.

                                                  Sincerely,

                                                  /s/ Tom Roberts
                                                  ---------------
                                                  Thomas S. Roberts
                                                  Director

AGREED TO AND ACCEPTED BY:


/s/ James C. New
----------------
James C. New

  10/31/95
----------------
    Date